Exhibit 99.n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information, dated March 23, 2022, and included in this Pre-Effective Amendment No. 3 on the Registration Statement (Form N-2, File No. 333-258821) of Ares Private Markets Fund (the “Registration Statement”).

We also consent to the use of our report dated March 17, 2022, with respect to the financial statements of Ares Private Markets Fund as of March 1, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 23, 2022